CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Trust III, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Trust III
Announces Impressive Fourth Quarter Acquisitions Activity Totaling Over $584 Million

New York, New York, January 3, 2013 ˗ American Realty Capital Trust III, Inc. (“ARCT III”) announced today that it continued to deploy its capital at a notable rate in the fourth quarter of 2012 by making $584.1 million of acquisitions, acquiring 125 properties located in 33 states with total rentable square feet of 5.1 million. As of December 31, 2012, the ARCT III portfolio included 507 properties located in 44 states with total rentable square feet of 13.0 million purchased for an aggregate purchase price in excess of $1.5 billion.

Michael Weil, President and Chief Operating Officer of ARCT III said, “Our real estate professionals have engineered a portfolio that is diverse by geography, tenant and industry. We continue to acquire properties at an impressive pace. These acquisitions are in line with our investment strategy of purchasing properties tenanted by strong credit tenants with long-duration leases.”

Important Notice

ARCT III is a publicly registered, non-traded real estate investment program that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring primarily free-standing single-tenant retail properties net leased to investment grade and other creditworthy tenants with long-term lease durations that contain non-cancelable lease terms of ten or more years. Additional information about ARCT III can be found on ARCT III’s website at www.arct-3.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.